Exhibit 99.1

Wayside Technology Group, Inc. Reports 2019 Third Quarter Results

and Declares Quarterly Dividend

	Q3 2019:	Q3 2018:
Net sales:	$52.4 million	$47.9 million
Income before provision for income taxes:	$2.0 million	$1.7 million
Net income:	$1.4 million	$1.3 million
Diluted earnings per share:	$0.32 per share	$0.29 per share
Dividend declared per share:	$0.17 per share	$0.17 per share

EATONTOWN, NJ, November 6, 2019 – Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the third quarter ended September 30, 2019.    The results will be discussed in a conference call to be held on Wednesday, November 6, 2019 at 10:00 a.m. EST.  The dial-in telephone number is (844) 683-0552 and the pass code is “WSTG.”  This conference call will be webcast by West and can be accessed at Wayside Technology’s website at www.waysidetechnology.com/site/content/webcasts.

“We are pleased to report our second consecutive quarter of double digit growth in gross profit,” said Michael Vesey, Vice President and Chief Financial Officer. “This growth continues to be driven by our core strategy of investing in sustainable growth opportunities in our Lifeboat distribution business. The results demonstrate the scalability of the investments we began in 2018, with more than 40% of our gross profit growth in 2019 dropping through to our pretax income line.”

Operating Results Highlights:

Net sales for the quarter ended September 30, 2019 increased 9% to $52.4 million compared to $47.9 million for the same period in 2018. Lifeboat Distribution segment net sales for the quarter ended September 30, 2019 increased 11% to $48.8 million compared to $44.1 million for the same period in 2018. TechXtend segment net sales for the quarter ended September 30, 2019 decreased 6% to $3.6 million compared to $3.8 million for the same period in 2018.

Adjusted gross billings (non-GAAP) for the quarter ended September 30, 2019 increased 11% to $149.1 million compared to $134.0 million for the same period last year (see attached table for a discussion of adjusted gross billings).

Gross profit for the quarter ended September 30, 2019 increased 12% to $7.1 million compared to $6.3 million for the same period in 2018. Lifeboat Distribution segment gross profit for the quarter ended September 30, 2019 increased 13% to $6.4 million compared to $5.6 million for the same period in 2018. TechXtend segment gross profit for the quarter ended September 30, 2019 remained consistent with the same period in 2018 at $0.7 million.

Gross profit margin (gross profit as a percentage of net sales) for the quarter ended September 30, 2019 increased to 13.5% compared to 13.2% for the same period in 2018. Lifeboat Distribution segment gross profit margin for the quarter ended September 30, 2019 increased to 13.1% compared to 12.8% for the same period in 2018. TechXtend segment gross profit margin for the quarter ended September 30, 2019 increased to 18.9% compared to 17.6% for the same period in 2018. The overall increase in gross profit margin was primarily caused by an increase in the percentage mix of our products which are recorded net of the related cost of sales, or an effective 100% gross margin.

Total selling, general, and administrative (“SG&A”) expenses for the quarter ended September 30, 2019 increased to $5.1 million compared to $4.9 million for the same period in 2018, primarily due to increased salary and commission expense to support the increased sales on existing and new product lines. SG&A expenses were 9.7% of net sales for the quarter ended September 30, 2019 compared to 10.2% for the same period in 2018.

The Company reported income before provision for income taxes of $2.0 million for the quarter ended September 30, 2019 compared to $1.7 million for the same period in 2018.

The Company recorded a provision for income taxes for the quarter ended September 30, 2019 of $0.6 million compared to $0.4 million for the same period in 2018. The Company’s current period provision for income taxes was impacted by an increase in the provision for state income taxes for states which have enacted economic nexus statutes.

The Company reported net income of $1.4 million for the quarter ended September 30, 2019 compared to $1.3 million for the same period in 2018.

Diluted earnings per share for the quarter ended September 30, 2019 was $0.32 compared to diluted earnings per share of $0.29 for the same period in 2018.

On November 5, 2019, the Board of Directors declared a quarterly dividend of $0.17 per share of its common stock payable November 22, 2019 to shareholders of record on November 18, 2019.

Non-GAAP measures

As is further discussed in the attached tables, we use non-GAAP measures including adjusted gross billings as supplemental measures of the performance of our business.  Our use of these measures has limitations and you should not consider them in isolation or use them as substitutes for analysis of our financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The attached tables provide a reconciliation of each non-GAAP measure to the most nearly comparable measure under U.S. GAAP.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) is an IT channel company providing innovative sales and distribution solutions to technology vendors, resellers and system integrators since 1982. Wayside operates Lifeboat Distribution, a value-added distributor for virtualization/cloud computing, security, application and network infrastructure, business continuity/disaster recovery, database infrastructure and management, application lifecycle management, science/engineering, and other technically sophisticated products. The company helps vendors recruit and build multinational solution provider networks, power their networks, and drive incremental sales revenues that complement existing sales channels. Lifeboat Distribution services thousands of solution providers, VARs, systems integrators, corporate resellers, and consultants worldwide, helping them power a rich opportunity stream and build profitable product and service businesses. The Company also offers specialty solutions to end user customers through its TechXtend business.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Michael Vesey, Vice President and Chief Financial Officer

Wayside Technology Group, Inc.

(732) 389-0932

michael.vesey@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,157	$14,883
Accounts receivable, net of allowances of $720 and $785, respectively	86,436	81,351
Inventory, net	2,356	1,473
Vendor prepayments	187	3,172
Prepaid expenses and other current assets	2,224	1,988
Total current assets	101,360	102,867

Equipment and leasehold improvements, net	1,308	1,588
Right-of-use assets, net	1,881	—
Accounts receivable-long-term, net	2,040	3,156
Other assets	138	215
Deferred income taxes	98	145
	$106,825	$107,971
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$60,361	$66,653
Lease liability, current portion	397	—
Total current liabilities	60,758	66,653

Lease liability, net of current portion	2,250	—
Deferred rent and tenant allowances	—	745
Total liabilities	63,008	67,398

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value; 10,000,000 shares authorized; 5,284,500 shares issued: 4,507,215 and 4,496,494 shares outstanding, respectively	53	53
Additional paid-in capital	32,735	32,392
Treasury stock, at cost, 777,285 and 788,006 shares, respectively	(13,235)	(13,447)
Retained earnings	25,458	22,994
Accumulated other comprehensive loss	(1,194)	(1,419)
Total stockholders’ equity	43,817	40,573
	$106,825	$107,971

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

( Amounts in thousands, except per share data)

	Nine months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018

Net sales
Lifeboat segment	$136,189	$119,308	$48,815	$44,145
TechXtend segment	11,708	13,081	3,548	3,778
Total net sales	147,897	132,389	52,363	47,923

Cost of sales
Lifeboat segment	116,481	102,209	42,429	38,506
TechXtend segment	9,308	10,484	2,879	3,114
Total Cost of sales	125,789	112,693	45,308	41,620

Gross profit
Lifeboat segment	19,708	17,099	6,386	5,639
TechXtend segment	2,400	2,597	669	664
Total gross profit	22,108	19,696	7,055	6,303

Selling, general and administrative expenses
Selling costs	8,644	7,774	2,797	2,657
Share-based compensation	620	957	287	231
Separation expenses (1)	100	2,446	-	-
Other general and administrative expenses	6,811	6,517	2,003	2,015
Total selling, general and administrative expenses	16,175	17,694	5,087	4,903

Income from operations	5,933	2,002	1,968	1,400

Interest, net	416	744	118	296
Foreign currency transaction gain (loss)	39	40	(52)	42
Income before provision for income taxes	6,388	2,786	2,034	1,738
Provision for income taxes	1,624	987	589	420

Net income	$4,764	$1,799	$1,445	$1,318

Income per common share - Basic	$1.06	$0.40	$0.32	$0.29
Income per common share - Diluted	$1.06	$0.40	$0.32	$0.29

Weighted average common shares outstanding - Basic	4,415	4,344	4,428	4,386
Weighted average common shares outstanding - Diluted	4,415	4,344	4,428	4,386

Dividends paid per common share	$0.51	$0.51	$0.17	0.17

(1) Includes $1,661 of stock compensation during the nine months ended September 30, 2018.

Supplemental Revenue Information (unaudited)

The table below presents net sales by disaggregated revenue category:

	Nine months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Sales

Hardware, software and other products	$133,482	$120,073	$47,508	$44,100
Software - security & highly interdependent with support	5,417	5,029	1,798	1,433
Maintenance, support & other services	8,998	7,287	3,057	2,390
Net sales	$147,897	$132,389	$52,363	$47,923

Reconciliation of GAAP and Non-GAAP Financial Measures (unaudited)

The table below presents net sales reconciled to adjusted gross billings (Non-GAAP):

	Nine months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018
Adjusted gross billings (Non-GAAP) (1)

Net sales	$147,897	$132,389	$52,363	$47,923
Cost of sales related to Software - security and highly interdependent with support and maintenance, support and other services	285,622	243,226	96,695	86,054
Adjusted gross billings (Non-GAAP)	$433,519	$375,615	$149,058	$133,977

(1)

We define adjusted gross billings as net sales in accordance with U.S. GAAP, adjusted for the cost of sales related to Software – security and highly interdependent with support and maintenance, support and other services. We provided a reconciliation of adjusted gross billings to net sales, which is the most directly comparable U.S. GAAP measure. We use adjusted gross billings of product and services as a supplemental measure of our performance to gain insight into the volume of business generated by our business, and to analyze the changes to our accounts receivable and accounts payable. Our use of adjusted gross billings of product and services as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate adjusted gross billings of product and services or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The tables below present net income reconciled to net income excluding separation expenses, net of taxes (Non-GAAP) and diluted earnings per share to diluted earnings per share, excluding separation expenses, net of taxes (Non-GAAP) (2):

	Nine months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income reconciled to net income excluding separation expenses, net of taxes (Non-GAAP):

Income before provision for income taxes	$6,388	$2,786	$2,034	$1,738
Provision for income taxes	1,624	987	589	420
Net income	4,764	1,799	1,445	1,318
Separation expenses	100	2,446	-	-
Income tax benefits related to separation expenses	(24)	(438)	-	-
Net income excluding separation expenses, net of taxes	$4,840	$3,807	$1,445	$1,318

	Nine months ended		Three months ended
	September 30,		September 30,
	2019	2018	2019	2018
Diluted earnings per share reconciled to diluted earnings per share excluding separation expenses, net of taxes (Non-GAAP):

Diluted earnings per share	$1.06	$0.40	$0.32	$0.29
Separation expenses	0.01	0.55	-	-
Income tax benefit related to separation expenses	-	(0.10)	-	-
Diluted earnings per share excluding separation expenses, net of taxes	$1.07	$0.85	$0.32	$0.29

(2)

We define net income excluding separation expenses, net of taxes, as net income, plus separation expense, less the income tax benefit attributable to the separation expenses. We provided a reconciliation of net income excluding separation expenses, net of taxes, to net income, as well as the related amounts per share, which are the most directly comparable U.S. GAAP measure. We use net income excluding separation expense as a supplemental measure of our performance to gain insight into comparison of our businesses profitability when compared to the prior year. Our use of net income excluding separation expenses, net of taxes has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. In addition, other companies, including companies in our industry, might calculate separation expenses net of taxes, or similarly titled measures differently, which may reduce their usefulness as comparative measures.